Exhibit 10.1

BUSINESS FINANCING MODIFICATION AGREEMENT

This Business Financing Modification Agreement is entered into as of February 26, 2016, by and between Socket Mobile, Inc. (the “Borrower”) and Western Alliance Bank, an Arizona corporation (“Lender”).

1. DESCRIPTION OF EXISTING INDEBTEDNESS: Among other indebtedness which may be owing by Borrower to Lender, Borrower is indebted to Lender pursuant to, among other documents, a Business Financing Agreement, dated February 27, 2014, by and between Borrower and Lender, as may be amended from time to time (the “Business Financing Agreement”). Capitalized terms used without definition herein shall have the meanings assigned to them in the Business Financing Agreement.

Hereinafter, all indebtedness owing by Borrower to Lender shall be referred to as the “Indebtedness” and the Business Financing Agreement and any and all other documents executed by Borrower in favor of Lender shall be referred to as the “Existing Documents.”

2. DESCRIPTION OF CHANGE IN TERMS.

A.	Modification to Business Financing Agreement:

i)	Subsection 1.9 is hereby amended to read as follows:

1.9	Cash Management Services. Borrower may use availability hereunder up to the Cash Management Sublimit for Lender's cash management services, which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in various cash management services agreements related to such services (the "Cash Management Services"). The entire Cash Management Sublimit will be treated as an Advance for purposes of determining availability under the Domestic Credit Limit and shall decrease, on a dollar-for-dollar basis, the amount available for other Advances. The Cash Management Services shall be subject to additional terms set forth in applicable cash management services agreements.
ii)	Subsection 1.10 is hereby amended to read as follows:
1.10	Foreign Exchange Facility. Subject to and upon the terms and conditions of this Agreement and any other agreement that Borrower may enter into with Lender in connection with foreign exchange transactions (“FX Contracts”) and subject to the availability under the Domestic Credit Limit and the Domestic Borrowing Base, Borrower may request Lender to enter into FX Contracts with Borrower, which shall be due no later than the Maturity Date unless cash secured on terms satisfactory to Lender. Borrower shall conduct all its United States foreign currency exchange business through Lender. Borrower shall pay any standard issuance and other fees that Lender notifies Borrower will be charged for issuing and processing FX Contracts for Borrower. The FX Amount shall at all times be equal to or less than FX Sublimit. The “FX Amount” shall equal the amount determined by multiplying (i) the aggregate amount, in United States Dollars, of FX Contracts between Borrower and Lender outstanding as of any date of determination by (ii) the applicable Foreign Exchange Reserve Percentage as of such date. The “Foreign Exchange Reserve Percentage” shall be a percentage as determined by Lender, in its sole discretion from time to time. If at any time the EXIM Line of Credit is terminated or otherwise ceases to exist, Borrower shall immediately secure in cash all obligations under the Foreign Exchange Facility on terms acceptable to Lender.
iii)	Subsection 2.2 (e) is hereby amended to read as follows:

(e)	Cash Management and FX Forward Contract Fees. Borrower shall pay to Lender fees in connection with the Cash Management Services and the FX Forward Contracts as determined in accordance with Lender’s standard fees and charges then in effect for such activity.

iv)	Subsections 4.8 (g) and 4.8 (h) are hereby amended to read as follows:

(g)	Within 10 days after the end of each calendar month, (i) a domestic borrowing base certificate, in form and substance satisfactory to Lender and in substantially the form attached hereto as Exhibit B, setting forth Domestic Eligible Receivables and Receivable Amounts thereof as of the last day of the preceding reporting period, and (ii) an EXIM borrowing base certificate, in form and substance satisfactory to Lender and in substantially the form attached hereto as Exhibit C, setting forth EXIM Eligible Receivables and Receivable Amounts thereof, as of the last day of the preceding reporting period.
(h)	Within 10 days after the end of each calendar month, a detailed aging of Borrower’s receivables by invoice or a summary aging by account debtor, separating domestic receivables and EXIM receivables, together with payable aging, inventory analysis, deferred revenue report, and such other matters as Lender may request.
v)	Subsection 4.12 (a) is hereby amended to read as follows:

(a)	Asset Coverage Ratio not at any time less than 1.75 to 1.00, to be evaluated at the end of each month.

vi)	The following defined terms in Section 12.1 entitled “Definitions” are hereby amended or inserted thereunder as follows:

“Cash Management Sublimit” means $100,000.

“Domestic Credit Limit” means $2,000,000, which is intended to be the maximum amount of Advances at any time outstanding with respect to Domestic Eligible Receivables.

“Domestic Overadvance” means at any time an amount equal to the greater of (a) the amount (if any) by which the total amount of the outstanding Advances with respect to Domestic Eligible Receivables (including deemed Advances with respect to the FX Sublimit and the total amount of the Cash Management Sublimit) exceeds the lesser of the Domestic Credit Limit or the Domestic Borrowing Base, or (b) the amounts (if any) by which the total amount of the outstanding deemed Advances with respect to the FX Sublimit plus the Cash Management Sublimit exceeds the Subfacility Maximum.

“EXIM Credit Limit” means $500,000, which is intended to be the maximum amount of Advances at any time outstanding with respect to EXIM Eligible Receivables.

“FX Sublimit” means $50,000.00.

"Maintenance Fee" means the amount equal to 0.10 (%) percentage points per month of the ending daily Account Balance for the relevant period.

“Maturity Date” means (i) for Advances under the Domestic Line of Credit, February 27, 2018, and (ii) for Advances under the EXIM Line of Credit, February 27, 2018, or such earlier date as Lender shall have declared the Obligations immediately due and payable pursuant to Section 7.2.

“Prime Rate” means the greater of 3.25% per year or the Prime Rate published in the Money Rates section of the Western Edition of The Wall Street Journal, or such other rate of interest publicly announced from time to time by Lender as its Prime Rate. Lender may price loans to its customers at, above, or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Prime Rate.

"Subfacility Maximum" means $150,000.

vii)	Subsection 14.3 is hereby amended to read as follows:

1.1	14.3 The matters that shall not be subject to a reference are the following: (i) nonjudicial foreclosure of any security interests in real or personal property, (ii) exercise of self-help remedies (including, without limitation, set-off), (iii) appointment of a receiver, (iv) temporary, provisional or ancillary remedies (including, without limitation, writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions), and (v) any Claims relating to the EXIM Line of Credit. This reference provision does not limit the right of any party to exercise or oppose any of the rights and remedies described in clauses (i) and (ii) or to seek or oppose from a court of competent jurisdiction any of the items described in clauses (iii) and (iv). The exercise of, or opposition to, any of those items does not waive the right of any party to a reference pursuant to this reference provision as provided herein.

3. CONSISTENT CHANGES. The Existing Documents are each hereby amended wherever necessary to reflect the changes described above.

4. PAYMENT OF FEES. Borrower shall pay Lender the Domestic Facility Fee in the amount of $20,000, the EXIM Facility Fee in the amount of $5,000, and the Due Diligence Fee in the amount of $600, plus all out-of-pocket expenses.

5. NO DEFENSES OF BORROWER/GENERAL Release. Borrower agrees that, as of this date, it has no defenses against the obligations to pay any amounts under the Indebtedness. Each of Borrower and Guarantor (each, a “Releasing Party”) acknowledges that Lender would not enter into this Business Financing Modification Agreement without Releasing Party’s assurance that it has no claims against Lender or any of Lender’s officers, directors, employees or agents. Except for the obligations arising hereafter under this Business Financing Modification Agreement, each Releasing Party releases Lender, and each of Lender’s and entity’s officers, directors and employees from any known or unknown claims that Releasing Party now has against Lender of any nature, including any claims that Releasing Party, its successors, counsel, and advisors may in the future discover they would have now had if they had known facts not now known to them, whether founded in contract, in tort or pursuant to any other theory of liability, including but not limited to any claims arising out of or related to the Agreement or the transactions contemplated thereby. Releasing Party waives the provisions of California Civil Code section 1542, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The provisions, waivers and releases set forth in this section are binding upon each Releasing Party and its shareholders, agents, employees, assigns and successors in interest. The provisions, waivers and releases of this section shall inure to the benefit of Lender and its agents, employees, officers, directors, assigns and successors in interest. The provisions of this section shall survive payment in full of the Obligations, full performance of all the terms of this Business Financing Modification Agreement and the Agreement, and/or Lender’s actions to exercise any remedy available under the Agreement or otherwise.

6. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Indebtedness, Lender is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Documents. Except as expressly modified pursuant to this Business Financing Modification Agreement, the terms of the Existing Documents remain unchanged and in full force and effect. Lender’s agreement to modifications to the existing Indebtedness pursuant to this Business Financing Modification Agreement in no way shall obligate Lender to make any future modifications to the Indebtedness. Nothing in this Business Financing Modification Agreement shall constitute a satisfaction of the Indebtedness. It is the intention of Lender and Borrower to retain as liable parties all makers and endorsers of Existing Documents, unless the party is expressly released by Lender in writing. No maker, endorser, or guarantor will be released by virtue of this Business Financing Modification Agreement. The terms of this paragraph apply not only to this Business Financing Modification Agreement, but also to any subsequent Business Financing modification agreements.

7. CONDITIONS. The effectiveness of this Business Financing Modification Agreement is conditioned upon payment of the Domestic Facility Fee, the EXIM Facility Fee, and the Due Diligence Fee.

8. NOTICE OF FINAL AGREEMENT. BY SIGNING THIS DOCUMENT EACH PARTY REPRESENTS AND AGREES THAT: (A) THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES, (B) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES, AND (C) THIS WRITTEN AGREEMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF THE PARTIES.

9. COUNTERSIGNATURE. This Business Financing Modification Agreement shall become effective only when executed by Lender and Borrower.

BORROWER:	LENDER:

SOCKET MOBILE, INC.	WESTERN ALLIANCE BANK, an Arizona corporation
By /s/ David W. Dunlap Name: David W. Dunlap Title: CFO	By /s/ Darin Cunningham Name:Darin Cunningham Title: AVP